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                          December 29, 2021

       Paula Ragan
       Chief Executive Officer
       X4 Pharmaceuticals, Inc
       61 North Beacon Street, 4th Floor
       Boston, Massachusetts 02134

                                                        Re: X4 Pharmaceuticals,
Inc
                                                            Registration
Statement on Form S-3
                                                            Filed December 23,
2021
                                                            File No. 333-261871

       Dear Dr. Ragan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jordan
Nimitz at 202-551-5831 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences